News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas Announces Corporate Restructuring to Support Anticipated Growth

Scott Mahoney Appointed to Chief Executive Officer

Ermanno Santilli Appointed to Chief Technology Officer

Announces Buyback of Series A Preferred Shares

TAMPA, FL – November 5, 2018 – MagneGas Applied Technology Solutions, Inc. (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, today announced a series of corporate initiatives designed to support and accelerate the Company’s anticipated growth.

The Company has appointed Scott Mahoney as Chief Executive Officer (CEO) of MagneGas, where he will oversee and manage the Company’s operations, as it completes its transition from a technology research-centric organization, to a rapidly scaling commercial competitor in the global industrial gas while unlocking additional commercial applications. The Company’s technology strategy also entails leveraging its advanced plasma arc technology to establish a dominant position within key markets and verticals. Mr. Mahoney has served as Chief Financial Officer (CFO) of the Company since December 2016, and replaces Ermanno Santilli, who has been appointed Chief Technology Officer (CTO) in order to focus on a number of advanced technology initiatives. Mr. Santilli is expected to play a key role in advancing emerging technology applications for the Company’s plasma arc patent portfolio.

The Company also announced that it bought back all of the outstanding shares of its Series A Preferred Stock (“Series A Preferred”) for total consideration of $1 million cash and 5 million shares of the company’s common stock on November 2, 2018. The Series A Preferred was a super-majority voting class of stock that gave complete voting control to its holders. Upon completion of the repurchase, the Company terminated the Series A Preferred class of stock and returned voting control of the Company to its common stock shareholders.

Ermanno Santilli, commented, “Since joining MagneGas, Scott has been instrumental to our success, helping identify, oversee and integrate our recent acquisitions, as well as implementation of our growth strategy in the US and in Europe. Importantly, we are now operating at a revenue run rate of over $14 million, which represents almost a 500% increase over the same time last year. Moreover, we have undertaken a series of cost-saving initiatives, that will further streamline our operations and enhance profitability. I look forward to working closely with Scott as we implement the next phase of our growth strategy.”

“We would like to thank Ermanno for all his hard work and dedication to MagneGas. In his new role as CTO, he will be heavily focused on commercialization of the sterilization vertical and accelerating the development of other emerging applications for our plasma arc technology, which will be central to our long-term growth strategy,” commented Scott Mahoney, CEO of MagneGas.

Mr. Mahoney continued, “In October, we announced a corporate rebranding designed to better align MagneGas’ corporate identity with its broader commercial strategy, including expansion into international markets and development of new applications for our technology, including the fourth-generation gasification unit. Towards this end, we greatly appreciate the support of the Santilli family who have agreed to exchange their preferred shares for a nominal cash consideration plus common stock. We believe these steps enhance our capital structure and reinforce our commitment to the highest standards of corporate governance. As a result, we expect to attract greater institutional interest and investment as we continue to grow and enhance profitability. We look forward to providing additional updates in the coming weeks as we roll out additional initiatives designed to reposition the Company and better capitalize on the tremendous opportunities we have identified.”

Scott Mahoney has served as Chief Financial Officer and Secretary since December 2016. Mr. Mahoney has almost 20 years of finance and executive management experience and has held positions at several public and privately held companies in the banking, energy and recycling industries. Prior to joining MagneGas, Mr. Mahoney served as Chief Financial Officer of Phoenix Group Metals, LLC, a recycling company which he grew through various acquisitions. He has also served as Chief Financial Officer of several oil and gas companies and as Vice-President of JP Morgan Chase. Mr. Mahoney is a Chartered Financial Analyst (CFA) and obtained his Bachelor’s Degree from the University of New Hampshire and his Master’s in Business Administration (MBA) from the Thunderbird School of International Management.

About MagneGas Applied Technology Solutions, Inc.

MagneGas Applied Technology Solutions, Inc. (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Paris Oxygen, Latex Welding Supplies, United Welding Supplies, Trico Welding Supply and Complete Welding of San Diego. The Company operates 13 locations across California, Texas, Louisiana, and Florida.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.